QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)(c)

NEOMAGIC CORPORATION
OFFER TO EXCHANGE OPTIONS

ELECTION FORM

        Before signing this election form, please make sure you have received, read and understand the documents that make up this offer, including: (1) the Offer to Exchange Certain Outstanding Options for New Options (referred to as the offer to exchange); (2) the letter from Stephen T. Lanza, dated February 14, 2003; (3) this election form; and (4) the withdrawal form. The offer is subject to the terms of these documents as they may be amended. The offer provides eligible employees who hold eligible stock options the opportunity to exchange these options for new options, with exercise prices as set forth in Section 9 of the offer to exchange. This offer expires at 9:00 p.m., Pacific time, on March 14, 2003 unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

        In accordance with the terms outlined in the offer documents, the number of new options you receive will equal the number of options that are cancelled. If you participate in this offer, you may exchange some or all outstanding options granted to you by NeoMagic prior to January 1, 2000. Please note that if you elect to exchange some or all of your outstanding eligible options, then you must exchange all options granted to you by NeoMagic since August 14, 2002 regardless of exercise price. In addition, if you elect to exchange at least one share of any option grant, you must elect to exchange all outstanding shares under that grant. New options will vest as to all shares on the one-year anniversary of the new option grant date. You will lose your rights to all old options that are cancelled under the offer. Your cancelled options will not be reinstated and you will not receive new options if your employment with NeoMagic ends for any reason before new options are granted.

        BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

        If you would like to participate in this offer, please indicate your election by checking the box below and completing and signing this election form. Please be sure to follow the instructions, which are attached.

        You may withdraw this election by submitting a properly completed and signed withdrawal form prior to the expiration date, which will be 9:00 p.m., Pacific time, March 14, 2003 unless extended.

        ☐    Yes, I wish to tender for exchange (i) the outstanding options, listed on the following table, granted to me by NeoMagic prior to January 1, 2000 and (ii) all outstanding options granted to me by NeoMagic on or after August 14, 2002 regardless of exercise price.

Option Number	Grant Date	Exercise Price

(Table to be completed by NeoMagic employee. Please list on the table only those options that you wish to exchange.)

Employee Signature	Employee Workforce ID Number
Employee Name (Please print)	E-mail Address Date and Time

RETURN TO MJ SILVA NO LATER THAN 9:00 P.M., PACIFIC TIME,
ON MARCH 14, 2003

NEOMAGIC CORPORATION
OFFER TO EXCHANGE OPTIONS

INSTRUCTIONS TO ELECTION FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.    Delivery of Election Form.

        A properly completed and signed original of this election form (or a facsimile of it) must be received by MJ Silva either via hand delivery at her office at NeoMagic Corporation, 3250 Jay Street, Santa Clara, California 95054, or via facsimile at the following number: (408) 654-6167, on or before 9:00 p.m., Pacific time, March 14, 2003 (referred to as the expiration date).

        The delivery of all required documents, including election forms, is at your risk. Delivery will be deemed made only when actually received by NeoMagic Corporation (sometimes referred to as the "Company," "we," "its" or "our"). You may hand deliver your election form to MJ Silva at her office at NeoMagic Corporation, 3250 Jay Street, Santa Clara, California 95054, or you may fax it to Ms. Silva at (408) 654-6167. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your election form within two (2) business days. If you have not received such a confirmation, it is your responsibility to ensure that your election form has been received by March 14, 2003.

        Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of when we give oral or written notice to the option holders generally of our acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication.

        NeoMagic will not accept any alternative, conditional or contingent tenders. Although it is our intent to send you a confirmation of receipt of this election form, by signing this election form, you waive any right to receive any notice of the receipt of the tender of your options, except as provided for in the offer to exchange. Any confirmation of receipt sent to you will merely be a notification that we have received your election form and does not mean that your options have been cancelled. Your options that are accepted for exchange will be cancelled on the first business day following the expiration of the offer, which cancellation is scheduled to be March 17, 2003.

2.    Withdrawal and Additional Tenders.

        Tenders of options made through the offer may be withdrawn at any time before 9:00 p.m., Pacific time, on March 14, 2003. If NeoMagic extends the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, although NeoMagic currently intends to accept your validly tendered options promptly after the expiration of the offer, if we have not accepted your options by 9:00 p.m., Pacific time, on April 11, 2003, you may withdraw your tendered options at any time thereafter. To withdraw tendered options you must submit a signed and dated withdrawal form containing the required information, while you still have the right to withdraw the tendered options, either by hand delivery to MJ Silva at her office at NeoMagic Corporation, 3250 Jay Street, Santa Clara, California 95054 or by facsimile to Ms. Silva at the following facsimile number: (408) 654-6167. You may not rescind any withdrawal and any eligible options withdrawn will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange the options before the expiration date. To re-elect to exchange all of your withdrawn options, you must submit a new election form to MJ Silva before the expiration date by following the procedures described in these instructions. Your new election form must include the required information regarding your options and must be signed and clearly dated after the date of your original election form and any withdrawal form you have submitted. Upon the receipt of such a new, properly filled out, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly tendered election or withdrawal form we receive before the expiration of the offer.

3.    Tenders.

        As more fully set forth in the offer, NeoMagic will not accept partial tenders of options. Accordingly, you may elect to exchange all or none of the eligible options you elect to exchange. Additionally, if you participate in this offer, you must elect to exchange all options granted to you since August 14, 2002 regardless of exercise price.

4.    Signatures on this Election Form.

        If this election form is signed by the holder of the options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

        If this election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to NeoMagic of the authority of that person to act in that capacity must be submitted with this election form.

5.    Other Information on This Election Form.

        In addition to signing this election form, you must print your name and indicate the date and time at which you signed. You must also include a current e-mail address and your employee workforce identification number.

6.    Requests For Assistance or Additional Copies.

        Any questions or requests for assistance may be directed to MJ Silva, at NeoMagic Corporation, 3250 Jay Street, Santa Clara, California 95054, telephone number (408) 486-3854.

        In addition, requests for additional copies of the offer to exchange or this election form may be directed to MJ Silva, at NeoMagic Corporation, 3250 Jay Street, Santa Clara, California 95054, telephone number (408) 486-3854. Copies will be furnished promptly at NeoMagic's expense.

7.    Irregularities.

        We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

        Important: The election form (or a facsimile copy of it) together with all other required documents must be received by MJ Silva, on or before 9:00 p.m., Pacific time, on March 14, 2003.

8.    Additional Documents to Read.

        You should be sure to read the offer to exchange, all documents referenced therein, and the letter from Stephen T. Lanza, dated February 14, 2003, before deciding to participate in the offer.

9.    Important Tax Information.

        You should refer to Sections 14 and 15 of the offer, which contain important tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.

10.  Miscellaneous.

        A.    Data Privacy.    By accepting this offer, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, NeoMagic Corporation and/or any of its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the offer.

        You understand that NeoMagic Corporation and/or any of its subsidiaries and affiliates may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in NeoMagic Corporation and/or any of its subsidiaries and affiliates, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the offer (Data). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the offer, that these recipients may be located in your country, or elsewhere, and that the recipient's country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the offer, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of stock acquired upon exercise of the option. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the offer. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or if you are a resident of certain countries, refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent means that you may not participate in the offer. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

        B.    Acknowledgement and Waiver.    By accepting this offer, you acknowledge that: (1) your acceptance of the offer is voluntary; (2) your acceptance of the offer shall not create a right to further employment with your employer and shall not interfere with the ability of your employer to terminate your employment relationship at any time with or without cause; (3) no claim or entitlement to compensation or damages arises from the termination or diminution in value; (4) the future value of NeoMagic's shares is uncertain and cannot be predicted with certainty; and (5) the offer, the old options and the new options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

QuickLinks

NEOMAGIC CORPORATION OFFER TO EXCHANGE OPTIONS ELECTION FORM
NEOMAGIC CORPORATION OFFER TO EXCHANGE OPTIONS INSTRUCTIONS TO ELECTION FORM FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER